United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: September 20, 2006
(Date of earliest event reported)

EMAK Worldwide, Inc.
(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)

6330 San Vicente Boulevard
Los Angeles, California 90048
(Address of Principal executive offices, including zip code)

(323) 932-4300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

            At a regular meeting held on September 20, 2006, the Board of Directors of EMAK Worldwide, Inc. (the “Company”), on the recommendation of its Compensation and Corporate Governance/Nominating Committees, approved compensation for the Company outside directors for the July 2006 through June 2007 director service year. Available cash compensation for non-employee directors (excluding the non-executive Chairman) will remain unchanged from the prior two years with an annual retainer of $22,000, board meeting attendance fees of $1,250 per day ($600 if attended by telephone), committee chair fees of $5,000 per annum and committee meeting fees of $500 per regular meeting. Directors will have the right to make an annual election to receive restricted stock units (“RSUs”) in lieu of cash compensation. Such RSUs will be issued quarterly in arrears based upon the average closing price of the Company’s Common Stock on the Nasdaq over the last ten (10) trading days of the quarter. In addition, equity compensation for the current director service year was set at 7,000 RSUs. All RSUs issued to directors vest monthly over the director service year and are exercisable commencing thirty (30) days after the director’s last date of service as a member of the Board of Directors of the Company. The Company’s Board of Directors also approved compensation for Stephen P. Robeck, its non-executive Chairman. Effective October 1, 2006, Mr. Robeck’s cash compensation was reduced to an annual fee of $150,000 (from $200,000 per annum). Mr. Robeck will not receive equity-based compensation.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2006	EMAK WORLDWIDE, INC. By: /s/ TERESA L. TORMEY Teresa L. Tormey, Chief Administrative Officer & General Counsel

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